Venture Lending & Leasing V, Inc.
Secretary's Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing V, Inc. (“Fund V”), hereby certify: that the following resolutions were duly adopted by the Board of Directors of Fund V at its meeting duly held on May 11, 2011, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund V who are not “interested persons” of Fund V.

RESOLVED, that the fidelity bond for Fund V with ICI Mutual Insurance Company, in the aggregate amount of $600,000 and in the form and with the coverage presented to the Board (the “Fund V Bond”) be, and it hereby is, approved; and

RESOLVED FURTHER, that Martin Eng be, and he hereby is, authorized and directed, for and on behalf of Fund V, to file and give notice of the Fund V Bond pursuant to Rule 17g-1.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2012.

In Witness Whereof, I have hereunto signed my name this 18th day of July, 2011.

/S/ Martin D. Eng
Martin D. Eng